Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

GIGPEAK, INC.

at

$3.08 Per Share

Pursuant to the Offer to Purchase dated March 7, 2017

by

GLIDER MERGER SUB, INC.

a wholly-owned subsidiary of

INTEGRATED DEVICE TECHNOLOGY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME ON MONDAY, APRIL 3, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 7, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Glider Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Integrated Device Technology, Inc. (“IDT”), a Delaware corporation to act as the Information Agent in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share, of GigPeak, Inc. (“GigPeak”), a Delaware corporation, including the associated purchase rights for Series A Junior Preferred Stock of GigPeak (the “Rights”) issued under the Rights Agreement, dated as of December 16, 2014, as amended, between GigPeak and American Stock Transfer & Trust Company, LLC, as rights agent (such Rights, together with the common stock, the “Shares”), at a price per Share of $3.08 in cash (the “Offer Price”), without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 7, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF GIGPEAK UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.   The Offer to Purchase;

2.   The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.   A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company, LLC. (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4.   A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.   A letter to the stockholders of GigPeak from Dr. Avi Katz, GigPeak’s Chief Executive Officer, accompanied by GigPeak’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6.   A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as soon as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 P.M. (12:00 midnight), New York Time, on Monday, April 3, 2017, unless the Offer is extended or terminated. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 13, 2017, by and among IDT, the Purchaser and GigPeak (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into GigPeak (the “Merger”), with GigPeak continuing as the surviving corporation and as a wholly-owned subsidiary of IDT (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the second business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into GigPeak, with GigPeak surviving as a wholly-owned subsidiary of IDT, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by IDT, GigPeak or any of their direct or indirect wholly-owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

GigPeak’s Board of Directors has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interest of GigPeak and its stockholders; (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iv) recommended that GigPeak’s stockholders accept the offer and tender their shares to us in the Offer and to the extent applicable, approve and adopt the Merger Agreement and any such transactions.

For Shares to be properly tendered in the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal, (ii) in the case of book-entry transfer at The Depository Trust Company (“DTC”), an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary or (iii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Neither the Purchaser nor IDT will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Purchaser’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Very truly yours,

Mackenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, IDT, GIGPEAK, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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